SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       DATE OF REPORT - December 16, 2003
                        (Date of Earliest Event Reported)


                                   WICKES INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                           Commission File No. 1-14967


         Delaware                                            36-3554758
------------------------------                               -------------------
(State of Incorporation)                                     (I.R.S. Employer
                                                             Identification No.)

706 North Deerpath Drive, Vernon Hills, Illinois                    60061
------------------------------------------------             -------------------
(Address of principal                                             (Zip Code)
executive offices)


       Registrant's telephone number, including area code: (847) 367-3400

Item 5.  Other Events

Recent Developments

Extension of Exchange Offer

     On December 16, 2003, Wickes Inc. ("Wickes"), announced that it has extended the expiration date of its offer to exchange all of its $21,123,000 aggregate principal amount of outstanding 11 5/8% Senior Subordinated Notes due December 15, 2003 to 5:00 p.m., New York City time, on Tuesday, December 30, 2003.

     To date, holders of $9,388,000, or approximately 44.4%, of the outstanding principal amount of senior subordinated notes have tendered their notes for exchange. This amount includes $3,549,515 principal amount of senior subordinated notes tendered by the largest holder of notes, Barry Segal of Bradco Supply, representing approximately 16.8 percent of the outstanding senior subordinated notes.

Amendment of Exchange Offer

     On December 16, 2003, Wickes announced that it has amended the consideration being offered to note holders in the exchange offer. The amended offer allows tendering note holders to elect to receive for each $1,000 principal amount of senior subordinated notes tendered, either (i) $500 in cash and $250 principal amount of new 10% Convertible Notes due 2007, (ii) $1,250 principal amount of new convertible notes, or (iii) $650 in cash. In any case, if the exchange offer is completed, tendering note holders will also receive accrued and unpaid interest on the subordinated notes at the existing coupon rate from June 16, 2003 through the closing date of the exchange offer.

Amendment to Financing Arrangement with Imagine Investments, Inc.

     Wickes has amended its October 1, 2003 agreement with Imagine Investments, Inc. under which Imagine agreed to provide up to $10.5 million of financing to Wickes to fund the cash portion of the exchange offer. Wickes and Imagine have agreed to modify the financing proposal to a loan participation arrangement pursuant to which Imagine will purchase a 100% participation interest from Merrill Lynch Capital in an additional term loan of up to $10.5 million to be made by Merrill, as a lender, to Wickes under the terms of the existing Credit Agreement among Merrill, certain other lenders and Wickes.

     Under the terms of the agreement, Imagine's loan would mature on February 26, 2007 (or earlier if the revolving loan is terminated under the Credit Agreement), bear interest at 10% per annum, and be secured by a lien on the same collateral under the Credit Agreement, including a mortgage lien on all real estate and a security interest in all accounts receivable, inventory and all other tangible and intangible personal property of Wickes and its subsidiaries. In addition, Wickes will issue to Imagine a warrant to purchase a number of shares of Wickes common stock equal to the principal amount of the additional term loan, at an exercise price of $1.00 per share.

Default on 11 5/8% Senior Subordinated Notes due 2003

     As a result of Wickes' failure to pay principal and accrued interest at maturity, a payment default has occurred on our obligations under the indenture governing the 11 5/8% Senior Subordinated Notes due 2003 as well as under all of our other indebtedness. Therefore, in addition to the indebtedness currently due under the Senior Subordinated Notes, the principal and accrued interest due on all of Wickes' other indebtedness (approximately $119,930 as of September 27, 2003), if accelerated, will become immediately due and payable. However, the lenders under the Wickes senior credit facility have waived the event of default under the senior credit facility resulting from the payment default on the Senior Subordinated Notes until the earlier to occur of (i) January 15, 2004,
(ii) the date on which any holder of Senior Subordinated Notes takes any action to enforce its rights or remedies under the indenture governing the Senior Subordinated Notes, (iii) the date on which any holder of Wickes Senior Secured Notes due 2005 takes any action to enforce its rights or remedies under the indenture governing the Senior Secured Notes, (iv) the date on which the exchange offer is terminated or amended in any material respect not acceptable to the lenders or (v) the occurrence of any other event of default under the senior credit facility.

     The indenture governing the Senior Secured Notes provides that the holders of a majority in principal amount of the Senior Secured Notes may waive an existing event of default and its consequences. Holders of approximately 49.6% of the $36.9 million of Senior Secured Notes currently outstanding have agreed to waive until January 31, 2004 the default under the Senior Secured Notes Indenture, and Wickes is currently seeking waivers from the remaining $150,166 principal amount of Senior Secured Notes required under the indenture. There can be no assurance that Wickes will obtain the additional waivers.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

         Exhibit Number              Description
         --------------              -----------

         99.1                        Press Release dated December 16, 2003.

         99.2                        Amended and Restated Letter Agreement dated
                                     December 10, 2003.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               WICKES INC.



Date:  December 16, 2003                       By:     /s/ James A. Hopwood
                                                       --------------------
                                                       James A. Hopwood
                                                       Senior Vice President and
                                                       Chief Financial Officer

                                  EXHIBIT INDEX

         Exhibit Number              Description
         --------------              -----------

         99.1                        Press Release dated December 16, 2003.

         99.2                        Amended and Restated Letter Agreement dated
                                     December 10, 2003.